Exhibit 12.0

Intervest Bancshares Corporation and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the Year Ended December 31, 2012
($ in thousands)	Intervest Bancshares Corporation Consolidated	Intervest Bancshares Corporation (stand alone)

Earnings before income taxes (1)	$22,529	$(2,352)
Fixed charges, excluding interest on deposits (2)	4,037	3,649

Earnings before income taxes and fixed charges, excluding interest on deposits	26,566	1,297
Interest on deposits	35,831	-

Earnings before income taxes and fixed charges, including interest on deposits	$62,397	$1,297

Earnings to fixed charges ratios:
Excluding interest on deposits	6.58 x	0.36 x
Including interest on deposits	1.57 x	0.36 x

For the Year Ended December 31, 2011
($ in thousands)	Intervest Bancshares Corporation Consolidated	Intervest Bancshares Corporation (stand alone)

Earnings before income taxes (1)	$20,758	$(2,695)
Fixed charges, excluding interest on deposits (2)	4,688	3,802

Earnings before income taxes and fixed charges, excluding interest on deposits	25,446	1,107
Interest on deposits	47,582	-

Earnings before income taxes and fixed charges, including interest on deposits	$73,028	$1,107

Earnings to fixed charges ratios:
Excluding interest on deposits	5.43 x	0.29 x
Including interest on deposits	1.40 x	0.29 x

For the Year Ended December 31, 2010
($ in thousands)	Intervest Bancshares Corporation Consolidated	Intervest Bancshares Corporation (stand alone)

(Loss) earnings before income taxes (1)	$ (93,656)	$(2,761)
Fixed charges, excluding interest on deposits (2)	5,372	3,815

(Loss) earnings before income taxes and fixed charges, excluding interest on deposits	(88,284)	1,054
Interest on deposits	58,987	-

(Loss) earnings before income taxes and fixed charges, including interest on deposits	$(29,297)	$1,054

Earnings to fixed charges ratios:
Excluding interest on deposits	-16.43 x	0.28 x
Including interest on deposits	-0.46 x	0.28 x

(1) IBC’s stand alone earnings before income taxes include dividends received from INB, its wholly-owned subsidiary, for purposes of this calculation – none were paid 2012, 2011 and 2010. In 2010, INB was required by its primary regulator to suspend its dividend payments to IBC. See the section “Supervision and Regulation” in Item 1 “Business” of IBC’s annual report on Form 10-K for the year ended December 31, 2012 for further discussion of this restriction imposed on INB.

(2) Fixed charges for purposes of this calculation represent the aggregate of interest expense on debentures and other short-term borrowings, amortization of debenture offering costs and preferred stock dividend requirements, which are comprised of preferred stock dividends and related preferred stock discount amortization.